UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 28, 2006

Date of Report (Date of Earliest Event Reported)

AMGEN INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of Principal Executive Offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amgen Inc. (“Amgen”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 28, 2006, with Avidia, Inc. (“Avidia”), Aviator Merger Sub, Inc., a wholly-owned subsidiary of Amgen (“Merger Sub”), and Alloy Ventures, Inc., in its capacity as the Stockholders’ Agent under the Merger Agreement.

The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into Avidia. The total consideration to be paid by Amgen will consist of an up-front payment, as well as contingent payments which may become payable in the future upon the occurrence of certain milestones. The structure of these payments is summarized below:

•	Up-Front Payment. The up-front payment shall equal $360 million, subject to reductions for certain transactional expenses and any dividends that have been declared by Avidia since December 31, 2005. The up-front payment will be distributed as follows. First, holders of Avidia preferred stock will receive the liquidation preference for their shares in cash. Second, holders of Avidia common stock, preferred stock, warrants to purchase Avidia capital stock, vested options to purchase Avidia common stock and certain bonus units in respect of Avidia common stock will receive their respective pro-rata portion of the remaining amount in cash. Amgen expects that the net up-front payment would be $290 million, after taking into account approximately $70 million representing Avidia’s existing cash balances, Amgen’s existing equity stake in Avidia and anticipated transactional expenses.

•	Contingent Payments. Upon the occurrence of certain milestones related to the development of specified compounds, Amgen may be required to make two contingent payments: one in the amount of $40,000,000 and the second in the amount of $50,000,000. Each payment may be adjusted downward under certain circumstances, including in the event that Avidia fails to furnish Amgen with certain specified deliverables or prior to the closing of the Merger and to offset any indemnity claims that Amgen may be entitled to under the Merger Agreement. Amgen’s obligation to make such contingent payments will cease in the event that the milestone events are not reached by specified dates. Holders of Avidia common stock, preferred stock, warrants to purchase Avidia capital stock, vested options to purchase Avidia common stock and certain bonus units in respect of Avidia common stock will receive their respective pro-rata portion of any cash contingent payment that is paid.

•	Treatment of Options. As described above, holders of vested options to purchase shares of Avidia common stock will receive, in cash, their respective pro-rata portion of the up-front payment and the contingent payments, if any. Holders of unvested options to purchase shares of Avidia common stock will receive Amgen options for their respective pro-rata portion of the up-front payment and Amgen restricted stock units for their respective pro-rata portion of the contingent payments.

The Boards of Directors of each of Amgen and Merger Sub have unanimously approved the Merger Agreement. The Merger Agreement has also been unanimously approved by the Board of Directors of Avidia. In addition, Amgen has entered into Voting Agreements, dated as of September 28, 2006, with certain stockholders of Avidia (collectively, the “Voting Agreements”), pursuant to which such stockholders have, among other things, approved the Merger as well as agreed to certain other customary restrictions, including restrictions on their ability to transfer their Avidia shares between signing and closing, restriction on solicitation of proposals with respect to alternative transactions involving Avidia, restrictions on solicitation of employees and certain other matters. As a consequence of the Voting Agreements, the Merger has been approved by the required vote of Avidia stockholders.

The Merger Agreement contains customary representations and warranties between Amgen and Merger Sub, on the one hand, and Avidia, on the other. The parties also have agreed to certain customary covenants and agreements, including, with respect to the operation of Avidia’s business between signing and closing, the restriction on solicitation of proposals with respect to alternative transactions involving Avidia, governmental filings and approvals, public disclosure, employee benefits and similar matters.

The Merger Agreement may be terminated (i) by mutual consent of the parties, (ii) by Amgen or Avidia if the Merger has not been completed by January 28, 2007, (iii) by Amgen or Avidia if the Merger is enjoined or (iv) by Amgen or Avidia upon an incurable material breach of the Merger Agreement by the other party.

Consummation of the Merger is subject to the satisfaction of certain customary conditions including, among others, (i) receipt of required regulatory approvals, including the expiration of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and (ii) no material adverse effect having occurred in respect of Avidia.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

By:	/s/ David J. Scott
David J. Scott
Senior Vice President,
General Counsel and Secretary

Date: September 29, 2006